Preliminary Draft – Subject to Completion
Confidential

Analysis at Various Prices

($ in millions, except per unit amounts)

Proposed Consideration	$38.00
LP Units Outstanding[1] (MM)	16.2
TLP LP Equity Value	$616.4
GP Value Based on Ownership	12.6
Total Equity Value	$629.0
TLP Net Debt[2]	581.4
(1) **Transaction Value - Methodology #1**	**$1,210.4**
TLP LP Equity Value	$616.4
GP Cash Flows Valued at LP Yield	192.2
Total Equity Value	$808.7
TLP Net Debt[2]	581.4
(2) **Transaction Value - Methodology #2**	**$1,390.1**

(1)
- Referred to as the "Perceived Evercore Methodology" by Barclays
- TLP's 330,613 GP units are valued at the offer price ($38.00 to $46.00), reflecting true ownership

(2)
- Referred to as the "Cash Flow Parity" methodology by Barclays
- Assumes TLP issues LP units to its GP in order for GP to achieve cash flow parity between distributions it gets from its IDRs, and distributions it would get from the new LP units it receives as consideration for resetting IDRs
- Values TLP's Q2 GP cash flows at the same LP yield as TLP's Q2 LP distributions

		Arclight Initial		Arclight Counter #1							CC Counter #1
Offer Price		**$38.00**	**$39.00**	**$39.50**	**$40.00**	**$41.00**	**$42.00**	**$43.00**	**$44.00**	**$45.00**	**$46.00**
Implied Transaction Value - Methodology #1		$1,210	$1,227	$1,235	$1,244	$1,260	$1,277	$1,293	$1,310	$1,326	$1,343
Implied Transaction Value - Methodology #2		$1,390	$1,411	$1,422	$1,433	$1,454	$1,475	$1,497	$1,518	$1,539	$1,560
Premium[3]											
Unaffected Price: July 9, 2018	$36.11	5.2%	8.0%	9.4%	10.8%	13.5%	16.3%	19.1%	21.8%	24.6%	27.4%
10-Day VWAP	36.82	3.2%	5.9%	7.3%	8.6%	11.4%	14.1%	16.8%	19.5%	22.2%	24.9%
20-Day VWAP	37.54	1.2%	3.9%	5.2%	6.6%	9.2%	11.9%	14.5%	17.2%	19.9%	22.5%
30-Day VWAP	37.76	0.6%	3.3%	4.6%	5.9%	8.6%	11.2%	13.9%	16.5%	19.2%	21.8%
(1) **Transaction Value / EBITDA - Methodology #1**											
GP Value Based on Ownership											
2018E	$137.6	8.8x	8.9x	9.0x	9.0x	9.2x	9.3x	9.4x	9.5x	9.6x	9.8x
2019E	146.7	8.2	8.4	8.4	8.5	8.6	8.7	8.8	8.9	9.0	9.2
(2) **Transaction Value / EBITDA - Methodology #2**											
GP Cash Flows Valued at LP Yield											
2018E	$137.6	10.1x	10.3x	10.3x	10.4x	10.6x	10.7x	10.9x	11.0x	11.2x	11.3x
2019E	146.7	9.5	9.6	9.7	9.8	9.9	10.1	10.2	10.3	10.5	10.6
Price / DCF per LP Unit											
2018E	$3.81	10.0x	10.2x	10.4x	10.5x	10.7x	11.0x	11.3x	11.5x	11.8x	12.1x
2019E	3.82	9.9	10.2	10.3	10.5	10.7	11.0	11.3	11.5	11.8	12.0

Source: FactSet, Bloomberg, Partnership filings, TLP Management
1. LP Units Outstanding excludes 330,613 GP units
2. As of March 31, 2018
3. VWAPs calculated as of July 9, 2018, the unaffected date

EVERCORE
1
TRANSMONTAIGNE PARTNERS L.P.

Preliminary Draft – Subject to Completion Confidential Historical TLP Unit Price vs. Indexed Peer Group Performance since Unaffected Date Before Initial Offer $41.00 $40.00 8.7% 7.9% $39.00 $38.00 $37.00 $36.00 $35.00 $34.00 $33.00 Peer Group 1 TLP Source: FactSet 1. Peers weighted by market capitalization and include ANDX, BKEP, BPMP, BPL, DKL, GEL, HEP, MMP, MPLX, NS, PBFX, PSXP, PAA, SHLX, VLP 2 7/9 7/10 7/11 7/12 7/13 7/14 7/15 7/16 7/17 7/18 7/19 7/20 7/21 7/22 7/23 7/24 7/25 7/26 7/27 7/28 7/29 7/30 7/31 8/1 8/2 8/3 8/4 8/5 8/6